EXHIBIT 99.1

IZEA Appoints Michael Heald as CFO

ORLANDO, FL (August 3, 2018) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx®, the premier online marketplace connecting brands and publishers with influential content creators, announces the appointment of Michael Heald as Chief Financial Officer, effective August 15, 2018. Mr. Heald will fill the vacancy left by current CFO LeAnn Hitchcock, who will be resigning from the role as of August 15, 2018. Ms. Hitchcock will provide consulting services to IZEA as needed through a transition period.

Mr. Heald is a Florida-licensed CPA with 20 years of diverse public accounting, financial, and business consulting experience with a variety of companies and industries, including software development and media organizations. Mr. Heald has an extensive background in SEC reporting, financial controls, forecasting, and complex transactional accounting including mergers, acquisitions, and public financings.

After graduating from the University of Central Florida in 1997 with a B.S. degree in Accounting, Mr. Heald worked as an auditor with BDO USA, LLP (“BDO”) and later with a local affiliate of BDO, Cross, Fernandez & Riley, LLP (which was later acquired by BDO), where he advanced to the role of Audit Partner. In 2017, Mr. Heald founded MRH Accounting & Consulting, LLC to provide financial consulting and temporary CFO services to both private and public companies.

Mr. Heald is familiar with IZEA, its operations, and certain of its personnel. He previously provided services to the Company during his tenure with BDO. In addition, he has prior working experience outside of IZEA with both Ms. Hitchcock and the Company’s Controller.

“Michael’s deep experience in the public sector and his history with IZEA will help us to smooth the CFO transition as we enter our next phase of growth,” stated Ted Murphy, Chairman and CEO of IZEA. “I am excited to be working with Michael as we increase our tempo and look for other opportunities to consolidate our space.”

Mr. Heald resides in Central Florida and will be working from IZEA’s headquarters in Winter Park. He is a recent past Board Member of The Foundation for Seminole County Public Schools where he chaired their Take Stock in Children Committee, is a current Board Member of the Seminole State College Accounting Advisory Board, and past Treasurer and Board Member of Leadership Seminole.

About IZEA

IZEA operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, changing economic conditions. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

Press Contact

Justin Braun
Manager, Corporate Communications
IZEA, Inc.
Phone: 407-674-6911
Email: justin.braun@izea.com